Consent of Geological Consultant


I hereby consent to the inclusion and reference of my report dated February 24, 2006 entitled "Geological report on the Indy Claims Group" in the amended Registration Statement on Form SB-2 filed by Wildon Productions Inc. with the United States Securities and Exchange Commission. I confirm that I have reviewed Wildon Productions Inc.'s summary of my report in its registration statement and concur with its contents. I also consent to the inclusion of my name as an expert in Wildon Productions Inc.'s registration statement and the filing of this consent as an exhibit to its registration statement.


May 9, 2006


B. Molak
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Bohumil B. Molak, PhD., P.Geo.
Professional Geoscientist